FORM OF
                                  VAN ECK FUNDS

                     MULTIPLE CLASS EXPENSE ALLOCATION PLAN
                         ADOPTED PURSUANT TO RULE 18f-3

     WHEREAS, Van Eck Funds is a Massachusetts business trust established and existing under the laws of the Commonwealth of Massachusetts (the "Trust") and is engaged in the business of an open-end management investment company;

     WHEREAS, the Trust is authorized to (i) issue shares of beneficial interest (the "Shares") in separate series with the Shares of each such series representing the interests in a separate portfolio of securities and other assets (such series and other series as may from time to time be established hereafter, "Series"), and (ii) divide the Shares within each such Series into two or more classes ("Classes") namely the initial Class of Shares ("Class A Shares"), Class C shares, and Class I shares, and such other Classes as may be designated; and WHEREAS, the Board of Trustees as a whole, and the Trustees who are not interested persons of the Trust as defined in the Investment Company Act of 1940 (the "Act") (the "Qualified Trustees"), having determined in the exercise of their reasonable business judgment that this Plan is in the best interest of each class of the Series and the Trust as a whole, have accordingly approved this Plan. NOW, THEREFORE, the Trust hereby adopts this Plan in accordance with Rule 18f-3 under the Act, on the following terms and conditions:

     1. CLASS DIFFERENCES.

        Each Class of Shares of the Series shall represent interests in the same portfolio of investments of the Series and shall be identical in all respects, except that each Class shall differ with respect to:

      (i) distribution, shareholder and other charges and expenses, as provided for in Sections 2 and 3 of this Plan;

      (ii) the exclusive right of each Class of Shares to vote on certain matters relating to the Plan of Distribution Pursuant to Rule 12b-1 adopted by the Trust with respect to that Class, if any;

      (iii) such differences relating to purchase minimums and eligible investors as may be set forth in the prospectuses and Statement of Additional Information of the Series, as the same may be amended or supplemented from time to time (the "Prospectuses" and "SAI");

      (iv) front-end, back-end and contingent deferred sales charges and redemption fees, as set forth from time to time in the Prospectuses and SAI; and

      (v) the designation of each Class of Shares.

     2. DIFFERENCES IN DISTRIBUTION AND SHAREHOLDER SERVICES.

        Shares of each Class and of a Series shall differ in the manner in which such Shares are distributed and in the services provided to shareholders of each such Class as follows:

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        (a) A CLASS SHARES.  A Class Shares shall be sold at net asset value per share as set forth in the Prospectuses and SAI.

        (b) C CLASS SHARES. C Class shares shall be sold at net asset value per share as set forth in the Prospectus and SAI. A Class shares generally may convert to C Class shares after the time period specified in the Prospectus and SAI.

        (c) I CLASS SHARES. I Class shares shall be sold at net asset value per share as set forth in the Prospectus and SAI. I Class shares are subject to a higher minimum purchase amount than other Classes of the Trust.

        (d) ADDITIONAL CLASSES. Additional Classes may, from time to time, be offered subject to a redemption fee or Rule 12b-1 fees or subject to none of the foregoing.

        (e) RULE 12b-1 FEES. Fees paid pursuant to Rule 12b-1 may be used to finance distribution activities in accordance with Rule 12b-1 under the Act and the Plans of Distribution pursuant to Rule 12b-1 adopted by the Trust with respect to a Series and shall be paid by shareholders of the Rule 12b-1 Class.

        (f) TRANSFER AGENT FEES AND RELATED EXPENSES. Fees and related expenses payable to a transfer agent shall be allocated on a Class by Class basis to the specific Class for which such fees and expenses relate.

        (g) REGISTRATION FEES. Fees paid to maintain the state and federal registration of the Shares shall be allocated as follows:
               (i) Fees charged to a Trust (without regard to the number of Series of such Trust) shall be allocated first to each Series of the Trust based on the relative net asset value of each Series and then to each Class of each Series based on the relative net asset value of each Class thereof;
               (ii) Fees charged to a Trust (or Series) on a Series by Series basis (without regard to the number of Classes of a Series) shall be allocated to each Class of the Series for which the fees relate based on the relative net asset value of each Class thereof; and
               (iii) Fees charged to a Trust (or Series) on a Class by Class basis shall be allocated to the specific Class of each Series of the Trust for which such fees relate based on the relative net asset value of each Class thereof.

     3. ALLOCATION OF EXPENSES.

          (a) Expenses of each Series, other than the fees set forth in Section 2 of this Plan, shall be allocated to each Class thereof on the basis of the net asset value of that Class in relation to the net asset value of the Series.

          (b) CERTAIN PROHIBITED ALLOCATIONS. Notwithstanding the foregoing, no expense shall be allocated to any particular class of a Series and no waiver or reimbursement of the expenses of a specific class or classes shall be permitted if such allocation, waiver or reimbursement would cause such Series to fail to qualify as a regulated investment company or an insurance contract under the Internal Revenue Code of 1986, as amended, or adversely affect its right to claim a dividend paid deduction thereunder.

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     4. TERM AND TERMINATION.

          (a) SERIES. This Plan shall become effective with respect to the Series as of April 6, 2006,, and shall continue in effect with respect to such Classes of Shares (subject to Section 4(c) hereof) until terminated in accordance with the provisions of Section 4(c) hereof.

          (b) ADDITIONAL SERIES OR CLASSES. This Plan shall become effective with respect to any Class of the Series other than those listed herein and with respect to each additional series or Class thereof established by the Trust after the effective date hereof and made subject to this Plan, upon commencement of the initial public offering thereof, provided that the Plan has previously been approved with respect to such additional series, the A Class, C Class and I Class, by votes of a majority of both (i) the Board of Trustees of the Trust and
(ii) the Qualified Trustees of the Trust, cast at a meeting held before the initial public offering of such additional series or classes thereof, and shall continue in effect with respect to each such additional series or class (subject to Section 4(c) hereof) until terminated in accordance with the provisions of
Section 4(c) hereof. The specific and different terms of such additional series or classes shall be set forth in the Trust's current prospectus(es) and statement(s) of additional information.

          (c) TERMINATION. This Plan may be terminated at any time with respect to the Trust or any Series or Class thereof, as the case may be, by a vote of a majority of both the Trustees of the Trust and the Qualified Trustees of the Trust. The Plan may remain in effect with respect to a Series or Class thereof even if it has been terminated in accordance with this Section 4(c) with respect to one or more other Classes of such Series or one or more other Series of the Trust.

     5. AMENDMENTS.

         Any material amendment to this Plan shall require the affirmative vote of a majority of both of the Trustees of the Trust and the Qualified Trustees of the Trust.

Dated as _______________